Exhibit 99.2

                  2Q 2003 EARNINGS CONFERENCE CALL
            Remarks of Thomas O. Ryder, Chairman and CEO
                          January 23, 2003

Good morning.

At the end of Fiscal 2002 I described the upcoming year as something of a transition, an evolutionary year:

  - Reader's Digest had just completed the largest acquisition in the company's history, Reiman Publications.

  - Our magazine was coming off two years of redesign and improvements that we called "The Quiet Revolution."

  - After a tough period of downsizing and re-engineering late in Fiscal '02, we expected BHE to cut its losses in half this year.

  - We shut down some businesses that were not profitable, including Gifts.com, and New Choices and Walking magazines.

  - We hoped to modify our governance structure to appropriately align economic and voting interests for all of our shareholders.

  - We had a clear view of our growth drivers for the near future. Chief among these would be Reiman Publications, Books Are Fun and QSP - and their expansion into overseas markets.

  - We saw the reality of a shrinking core business and put into place efforts to secure a substantial measure of long-term profitability from it.

  - Finally, we anticipated that during Fiscal 2003 there would be difficulty in our international markets.

In the second quarter just ended, we saw the fruition of most of what we had projected last summer. Our U.S. businesses delivered strong performances. Reiman, Books Are Fun and QSP all did well. US BHE cut its operating losses almost in half, for the second straight quarter. And US Magazines improved its profit performance, largely thanks to progress made through more effective promotions and lower costs.

Unfortunately, international results were far worse than we expected. In almost every country where we operate, results were off from last year and well below expectations. That said, I hasten to add that we continue to be profitable in the vast majority of international markets - and in most of the product lines within them. It is unusual for so many markets to be down at the same time. But this is the world we are dealing with today.

And, by the way, this illustrates a big part of why we acquired
Books Are Fun and Reiman, and expanded QSP - to provide balance to this business.

So let's get into the results:

  - Earnings per share was $0.90, excluding one-time expenses of 6 cents for the recapitalization. We were within the range of our guidance, but at the low end. Almost all of our businesses performed well, except for those in international markets. And those performances turned a great quarter into a mediocre one.

  - As expected, our three high-margin businesses - Reiman, Books Are Fun and QSP - all delivered, and then some. Together they provided about 80 percent of our operating profits and free cash flow. Books Are Fun in particular continued its impressive profit growth, driven by double-digit revenue improvement and in a bad retail market.

  - For the 6th consecutive quarter, we had year-over-year growth in free cash. We generated $160 million during the quarter, $10 million higher than a year ago.

  - I was also pleased by the performances of our mature U.S. businesses. By cutting its losses almost in half, US BHE helped North America BHE record $28 million in operating profits, a gain of 37 percent versus last year's quarter.

  - US Magazines had a 38 percent increase in operating profits, to $95 million. The lion's share of the increase came from Reiman, of course. But even if you exclude Reiman, US Magazines were up 9 percent, driven by operating profit improvements at Reader's Digest magazine, the Special Interest Publications and QSP. Reader's Digest got there principally by bringing in more new subscribers, more cheaply. The Special Interest magazines, notably American Woodworker and US Selecciones, had higher advertising revenues.

  - International Businesses had operating profits of $23 million, down from $37 million in the year-ago quarter. Revenues were off 8 percent, reflecting lower response rates and reduced customer mailing activity in generally weak economies. With the exception of Russia, results were lower throughout the world, especially in the larger European markets, Great Britain, France, Germany and Poland.

   So that's the quarter. Let's talk about our guidance for the rest of this fiscal year. We expect the major trends of the first half to continue into the second, that is:

   Strong U.S. - weak international.

   We expect international profits to be off by more than 40 percent for the full year, compared with Fiscal `02. As a result, we are lowering our full-year guidance to a range of $1.08 to $1.18. Guidance for the third quarter is $0.02 to $0.07, versus last year's third quarter EPS of $0.16.

   The third quarter is not as bad as it looks at first glance. The international businesses will be weak, but the numbers are distorted by a number of unfavorable timing comparisons, including these:

  - As expected, costs associated with the acquisition of Reiman will be dilutive in the third quarter by about 2 cents. For the full year, Reiman will be accretive by about 2 - maybe 3 cents.

  - In last year's third quarter, we benefited from a one-time transaction related to our financial services business -- that was $5 million dollars.

  - And, finally, we typically have a lot of activity particularly at Books Are Fun around the Easter period, and this year it falls in the fourth quarter.

You know, looking back at the second quarter, I am particularly disappointed by the international results... because they obscured some great things going on in the company. We actually have quite a bit of good news, just under the surface of today's announcement. So I am going to devote the rest of our time telling you about a few of those positive developments:

  - One: We are making real progress on the circulation front. In the U.S., Reader's Digest magazine has evolved almost completely away from sweepstakes. Response rates are back to where they were a few years ago, before the sweepstakes settlement and the recession and 9/11. The reason? Mostly, we have used old-fashioned, non-sweepstakes direct mail, and this is working very well. We have also had success with a mix of new channels like the Internet and new promotional techniques. In aggregate, these are adding more new subscribers, at a lower average cost. And, we are keeping them longer. All of this is enabling us to replace low-profit subscriptions sold by third-party agents with higher profit, direct-to-publisher sales. This will contribute to improved profitability in Fiscal 2004.

  - Two. The redesign of Reader's Digest magazine continues to be received well by readers worldwide. The magazine is getting higher sell-through at the newsstand. Our objective was to become more relevant, memorable and visible. We introduced new writers, new features and a crisp, contemporary new appearance. I hope you're watching and I hope you will agree that the magazine has never been more fresh or engaging. We are sure, by the way, that this is helping to drive the improvement in circulation metrics.

  - Three. We have expanded our presence at the newsstand by launching RD Specials. These are 17 themed magazines at the checkout counter with topics ranging from health ... to do-it-yourself ... to cooking. RD Specials draw from content that was previously published in Reader's Digest or Reiman magazines.

  - Four. We launched ChangeOne, our first-ever proprietary diet book and weight-loss program. If you have not heard of ChangeOne, you are probably just too skinny. Our diet has been on the Today Show, the Larry King show- you name it.
        We have used all of our resources to launch ChangeOne. Our magazine put it on the January cover. Our trade group introduced the book to retail, and quickly it became a best seller. Our direct-marketing group is offering the book straight to customers. And our companies in several other countries are gearing up, preparing to take the project global.

        By the way, when I say "best seller," I mean it literally. We have been in the top 10 both on The New York Times best seller list, the hardcover advice category, and the amazon.com list - right up there with John Grisham and the Harry Potter books.

  - Five. We are introducing ChangeOne.com, an extension of our weight-loss program on the Web. ChangeOne.com is a Web site that serves as a personal diet coach. For about $10 a month, you can use it to personalize your ChangeOne diet experience. It offers lots of information and recipes and helps dieters keep track of their progress as they work through the 12-week program.

  - Six. US BHE is having success introducing products that do not rely on sweepstakes. One that I like a lot is a line of health books that help people manage their ailments. This audience is targeted and highly motivated. The latest book is about diabetes, and it was BHE's best-selling product in the quarter. No sweepstakes. BHE is also making more use of in-house marketing channels, like Books Are Fun and QSP. In fact, we are now developing products specifically for sale at Books Are Fun. It will soon be rolling out the Young Families toy continuity program, which sells learning products to young mothers. And finally in BHE, we signed three new Financial Services alliances, replacing the old Torchmark agreement. And all have been successful in their initial mailings. No sweepstakes.

  - Seven. We are working to open new markets overseas. Emerging markets have been among our fastest-growing in recent years. Now, through licensing partnerships, we are expanding our presence in India and we are close to an agreement in Indonesia. We are also making real progress with our talks in China. There is, in fact, a delegation from that country here this week. Obviously, these are three of the most populous nations in the world and they represent excellent opportunities for us.

        Finally, we are having success in Australia, with our new edition of The Family Handyman, which we launched a year and a half ago, and we have introduced Books Are Fun in Mexico and France, and will enter other overseas markets as well. We are testing the Reiman business model in six different international markets right now.

  - Eight. QSP has been an important part of our revenue and profit picture for some time, and we are now determined to take it to new levels. It is fair to say that for the past few years QSP has not fully exploited its tremendous growth potential. For example, QSP is in some 30,000 schools, yet there are 120,000 schools in the U.S. - leaving us plenty of room for expansion. Books Are Fun, by the way, is in almost 70,000 schools. There are 25,000 high schools, and we have significant programs in less than a thousand. We now have several new projects under development that will help QSP to realize that potential.

  - Nine. Our Books Are Fun business continues to show remarkable strength as it grows through continued penetration of new accounts, as well as increasing sales per event. We have been in full rollout with our art and jewelry programs, and we are testing bath and beauty products as well.
        International expansion is also in the cards, as I mentioned earlier, so there's lots of built-in growth potential in that business.

  - And finally, Ten: Reiman Publications. We are making real progress in our program to ignite the synergy opportunities between Reiman and the rest of Reader's Digest. Let me give you just a few examples:
        - Cross-promoting Reader's Digest and Taste of Home to each other's customer files. That is working.
        - Sales of books like Taste of Home annual to Reader's Digest customers. That is working.
        - The newsstand specials I mentioned earlier... of the 17 RD Specials that I described earlier, 11 of those are Reiman-based.
        - The planned rollout of the cooking expos, the first of which was held in Milwaukee in October. These are Taste of Home cooking expos. Four are planned for Fiscal 2004.
           Almost 10,000 people went to that first event in Milwaukee.
        - We are achieving greater-than-expected cost savings by leveraging the combined scale of Reader's Digest and the Reiman fulfillment services and manufacturing.
        - Our sale to Reiman customers of BHE books like "How to do Just About Anything on a Computer" - as well as several of our music packages are working.
        - Initial planning for Taste of Home parties, which will be marketed by Books Are Fun, is a new and exciting concept and that is being tested now.
        - The cross-sales of advertising continues to intrigue us. Together, Reiman and Reader's Digest will offer to advertisers the greatest access to active cooks in America.
        - Finally, the potential expansion of Reiman in our international markets, as I mentioned earlier.

So this is where we are. The troubled global economy presents a challenge for a company like ours, which has a significant presence in most parts of the world.

And yet, I am convinced that there are lots more good things going on in our business than bad. And, I am even more convinced that our current share price fails to recognize the new economic balance in this company and the solid and dependable cash flow that it provides.

So thanks for listening.  And now here is our intrepid CFO Mike
Geltzeiler with his financial report, and Mike reminds me this morning that every quarter since he's been here, cash flow has improved.

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